Exhibit 10.9

AGREEMENT

THIS AGREEMENT is made by and between Avalanche Products Inc, 2234 Solitude Court, Rocklin, California 95765 (“Avalanche”) and Boehm Pressed Steel Company, 5440 Wegman Rd., Valley City, Ohio 44280. (“Boehm”)

BACKGROUND

WHEREAS, Avalanche has conceptualized a unit for dispensing viscous food products, including frozen  or semi-frozen products, packaged in individual servings, and has the marketing know-how to exploit such dispenser and related cartridge; and

WHEREAS, Boehm has the expertise, know-how, engineering, tooling, design and production capability to manufacture the dispensing unit on a commercial basis.

IT IS AGREED as follows:

1.

DEFINITIONS.

Whenever used in this Agreement, unless the context clearly requires otherwise, the following terms shall have the meaning set forth after each such term.

1.1 “Dispenser” means dispensing unit for viscous food products, including frozen  or semi-frozen products, which meets the standards and specifications established by  Avalanche, as set out in Exhibit A, attached hereto and made a part hereof, and as may be subsequently modified in writing by mutual agreement of the parties.

1.2 “Contract Year” means the twelve-(12) month period commencing with the effective date of this agreement, and each successive twelve- (12) month period thereafter.

1.3 “Royalty Payment” means the payment to be sent to Boehm by Avalanche

14.  “Cartridge” means any unit for holding and storing individual servings of viscous food products (including frozen or semi-frozen products).

1.5.  “Cost” means the amount expended by Boehm for raw materials and labor to manufacture a Dispenser.

2.

SALE AND PURCHASE

2.1 During the term of this Agreement, Boehm shall manufacture, deliver and sell Dispensers to Avalanche, pursuant to the terms and conditions of this Agreement.

2.2   All Dispensers delivered and sold pursuant to orders submitted by Avalanche hereunder shall meet the standards and specifications set out in Exhibit A.

2.3   Avalanche will place its orders for Dispensers with Boehm.  Orders shall be shipped by Boehm directly to the location identified in the order within twenty (20) days of the order being received.

2.4    Avalanche will, on a monthly basis, issue to Boehm a forecast of the anticipated requirements of Dispensers over the following twelve (12) month period.  Each such forecast will include Avalanche’s best estimate of the quantity of Dispensers it anticipates will be purchased by Avalanche over the following twelve (12) month period.  The parties recognize that such monthly forecasts are for Boehm’s information and planning purposes only, and do not create any commitment on the part of Avalanche to purchase any Dispenser units or any commitment by Avalanche to purchase any minimum volume level of Dispensers during the term of this Agreement.

3.   TOOLING AND PROPERTY RIGHTS.

(a)  The specifications and standards for the Dispenser established by  Avalanche, as well as information regarding the modifications to the design of the Dispenser developed by Avalanche in connection with this Agreement are Avalanche’s confidential and proprietary information (“Avalanche Proprietary Information”), and shall at all times remain the sole and exclusive property of Avalanche. Avalanche Proprietary Information shall not include any information that Boehm can establish by suitable documentation was known to Boehm prior to the disclosure thereof by Avalanche, or was developed by Boehm independent of any disclosure by Avalanche or is used by others in the manufacture of commercially available dispensers for viscous food products.

(b)  During the period Boehm is manufacturing and selling Dispensers to Avalanche pursuant to the terms of this Agreement and Avalanche is not otherwise in default of its obligations hereunder, Boehm shall not manufacture and/or sell Dispensers or any related dispensers that could be viewed as competition to parties other than Avalanche.

(c)  Unless otherwise agreed to by the parties in writing, Boehm shall for a period of three (3) years from the date of termination or cancellation of this Agreement, refrain from any manufacture or sale of Dispensers.  This section shall serve the expiration or termination of this Agreement.  Notwithstanding the foregoing, Boehm reserves the right to sell Dispensers until reimbursed for amounts owed it by Avalanche hereunder.

(d)  Any invention, improvement, or discovery made solely by Boehm personnel regarding the design, operation or performance of the Dispenser during the term of this Agreement (“Boehm Inventions”) shall be owned jointly by Boehm and Avalanche and shall be subject to the disclosure and use provisions contained in this Agreement.

(e) Any invention, improvement, or discovery made solely by Avalanche personnel regarding the design, operation or performance of the Dispenser during the term of this Agreement (“Avalanche Inventions”) shall be owned jointly by Boehm and Avalanche and shall be subject to the disclosure and use provisions contained in this Agreement.

(f) Any inventions, improvements or discoveries made jointly by Boehm and Avalanche regarding the design, operation or performance of the Dispenser, during the term of this Agreement (“Joint Inventions”) shall be owned jointly by Boehm and Avalanche and shall be subject to the disclosure and use provisions contained in this Agreement.

4.

PRODUCTION; SHIPMENT AND DELIVERY

4.1   Boehm shall notify Avalanche as soon as it has the capability to manufacture Dispensers on a commercial basis.

4.2   Unless Boehm and Avalanche mutually agree in writing upon a different procedure, Dispensers shall be shipped by Boehm pursuant to written purchase orders submitted by Avalanche which purchase orders shall specify the number of Dispensers ordered, dates by which the Dispensers ordered will be shipped, and the locations to which the Dispensers are to be shipped.  Boehm shall have the right to reschedule the shipping date for any Dispenser ordered provided it gives Avalanche notice of such rescheduled date at least forty eight (48) hours prior to the previously scheduled shipping date.  Unless agreed to in writing by the parties, in the event of any conflict between this Agreement and any purchase orders, invoices, confirmations, letters, emails or any other documents and correspondence, this Agreement shall control.

4.3   Unless otherwise agreed to in writing by both parties,  Boehm shall be responsible for the safe and proper loading of Dispensers onto all shipping vehicles, and shall ship the Dispensers to destinations specified by Avalanche in the purchase order via mutually agreed upon carriers.  Delivery shall be at the sole risk and expense of Avalanche and any claim for loss or damage in transit shall be against the carrier only.  Boehm shall properly package all Dispensers for safe shipment in compliance with reasonable packaging specifications, and a notice of shipment shall be sent by Boehm to the party ordering the Dispensers at the time the Dispensers are shipped.

4.4 If any of the Dispensers shipped to Avalanche’s customers fail to conform to the standards and specifications set out in Exhibit A, Avalanche shall so notify Boehm within thirty (30) days after receipt, and shall return such defective Dispenser to Boehm at Boehm’s expense for repair or replacement, subject to Boehm’s warranty provided pursuant to Exhibit B and Section 7.

4.5 Boehm shall promptly notify Avalanche of any anticipated delay in shipping Dispensers ordered by such party and shall use all reasonable efforts to fill such orders as soon as possible.  Without limiting its other available remedies, Avalanche may cancel any order in whole or in part, which is delayed more thirty (30) days without the consent of Boehm and after having compensated Boehm for work performed to that date

4.6   Avalanche shall have the right to send one or more of its authorized employees and/or representatives to inspect, during Boehm’s regular business hours, with reasonable notice, those portions of the facilities at which the Dispensers are produced, stored or handled, and shall have the right to inspect and test Dispensers at Boehm’s manufacturing facility anytime prior to shipment.

5.

PRICE AND PAYMENT

5.1   Dispensers shall be delivered to Avalanche at Cost as itemized on Exhibit C.  Avalanche shall pay Boehm a royalty on each Dispenser delivered to Avalanche of [***] for each Cartridge of food product supplied by Avalanche to the end user of the Dispenser (“Royalty Payment”).

_______________________

[***] This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

5.2 Royalty Payments to Boehm shall be made on a monthly basis by Avalanche Payment for each Cartridge shall be due thirty (30) days after Avalanche receives payment for that Cartridge.

5.3   Boehm shall have the right, upon reasonable advance notice, to review and/or audit the purchase orders received by Avalanche for Cartridges.

5.4  Other than as provided in this Agreement    Boehm shall not sell, offer to sell, or otherwise dispose of Dispensers manufactured using the tooling and/or which incorporate the modifications developed by Boehm and/or Avalanche to any party other than Avalanche.

5.5   In the event Boehm shall make modifications to the Dispenser, any such modified Dispenser which is produced either using the Tooling and/or which incorporate the modifications developed by Boehm and/or Avalanche shall be subject to the provisions of this Agreement.

6.

TERM AND TERMINATION

6.1   The effective date of this Agreement shall be the date the last of the parties hereto signs the Agreement, and shall continue in effect for a term of ten (10) years.

6.2   Should either party commit any material breach or default of any term, condition or obligation of this Agreement, and fail, refuse or neglect to remedy the same within thirty (30) days after receiving written notice from the other party to do so, or fail to initiate the diligently pursue action to correct such breach or default within such thirty (30) day period then the other party shall be entitled, but not obligated, to terminate this Agreement without prejudice to the rights that such other party may have.  Any such early termination shall not release Boehm from Section 3 (c) of this Agreement.

6.3   Any waiver by either party of a breach of any term or condition of this Agreement shall not be construed as a waiver of the same or any other term or condition hereof.

6.4   Either party may terminate this Agreement effective immediately with written notice if the other party shall file for bankruptcy, shall be adjudicated bankrupt, shall take advantage of applicable solvency laws, shall make an assignment for the benefit of creditors, shall be dissolved or shall have a receiver appointed for its property.

7.   WARRANTIES

7.1 Boehm represents and warrants that it possesses good and marketable title to Dispensers sold to Avalanche under this Agreement, and that all Dispensers sold hereunder will be free and clear of all liens and encumbrances whatsoever and that Avalanche has good and marketable title to the same.

7.2    All Dispensers sold by Boehm pursuant to this Agreement will be subject to the Boehm Equipment Warranty set forth in Exhibit B attached hereto.  Subject to the limitations set out in the Boehm Equipment Warranty, Boehm will repair or replace, at no additional charge to the purchasing entity, any defect in materials or workmanship discovered in a Dispenser during the warranty period.

7.3    The warranty set out in paragraph 7.2 is contingent upon the proper use of the Dispensers and expires immediately upon (i) the modification, or enhancement of the Dispensers by anyone without the express written consent of Boehm or if (ii) the Dispensers or component parts are subject to abuse, misuse, accident, alteration, neglect, or unauthorized repair.

8.   INDEMNITIES

8.1    Avalanche shall indemnify, defend and hold Boehm harmless from and against any and all liabilities, claims, demands, damages, cost, expense and money judgments incurred by or rendered against Boehm as a result of claims by third parties, (each a “Claim”) which arise at any time out of: (i) any Claim of patent, copyright or trademark infringement, or the violation of any other proprietary rights of any third party arising out of the use or sale of the Dispensers; (ii) the manufacture, use, filling or sale of the Cartridge;  (iii) personal or property damage arising out of the product used in the Cartridge, provided that Avalanche receives reasonable notice of any such Claim and is afforded the opportunity to defend against it.

8.2    Boehm shall indemnify, defend and hold Avalanche harmless from and against any and all liabilities, claims, demands, damages, cost, expense and money judgements incurred by or rendered against Avalanche as a result of claims by third parties, (each a “Claim”) which arise at any time out of : (i) the manufacture, use, filling or sale of the Dispenser;  (ii) personal or property damage arising out of the use of the Dispenser; or (iii) the breach of any warranties of merchantability or fitness for purpose or the material breach of any of the other provisions of this Agreement by Boehm, provided that Boehm receives reasonable notice of any such Claim and is afforded the opportunity to defend against it.

9.    INSURANCE

Boehm shall obtain and maintain during the term of this Agreement comprehensive liability insurance, including product liability coverage, in an amount of not less than $1,000,000.00 combined single limits of liability of bodily injury or property damage or both.  Boehm shall promptly provide Avalanche with a certificate of insurance evidencing such coverage, naming Avalanche as an additional insured thereunder, and providing that such coverage may not be cancelled or modified without thirty (30) days prior written notice to Avalanche.

10.    CONFIDENTIALITY

The terms, conditions and exclusions of the Mutual Confidential Disclosure Agreement entered into by the parties on September 29, 2004 shall apply to information and materials considered to be confidential which is disclosed by the parties to each other during the performance of this Agreement.

11.    OTHER PROVISIONS

11.1   This Agreement shall be governed by and construed according to the laws of the State of California and venue for any action shall be in Placer County.  If any portions of this Agreement are determined by any court to be unenforceable, such portions shall be deleted and all other terms and conditions of this Agreement shall remain in full force and effect.

11.2   Avalanche shall have the right to assign, convey or transfer this Agreement or any interest therein or assign any rights or obligations hereunder upon the written consent of Boehm.

11.3   Neither party shall be liable to the other for its failure to perform under this Agreement when such failure is caused by labor troubles, fire, flood, war, shortage of materials, governmental orders or regulations, acts of God, terrorism, or any other cause beyond the control of the party charged with performance; provided that the party so unable to perform shall promptly advise the other party of the extent of its inability to perform.  Any suspension of performance by reason of this Article shall be limited to the period during which such cause of failure exists.

11.4   The parties hereto shall at all times be independent contractors, and neither shall have the right to act as the agent of the other in any manner.  This Agreement shall in no way constitute or give rise to a partnership, agency, or joint venture between the parties.

11.5   Any notices or other communications required hereunder shall be in writing and shall be deemed to be properly given when deposited in the mails for transmittal by certified or registered mail, postage prepaid to the parties at their addresses appearing above, or to such other addresses as the parties may from time to time designate in writing.

11.6   The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations between senior executives of the parties who have authority to settle the controversy or claim.  If the matter has not been resolved within sixty days of the disputing party’s notice, or if the party receiving such notice will not meet within thirty days, either party may initiate mediation of the controversy or claim in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes.  If the matter has not been resolved pursuant to such mediation procedure within sixty days of the initiation of such procedure, or if either party will not participate in a mediation, the controversy or claim shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

11.7   Avalanche and/or its affiliated companies have the exclusive right to use all trademarks and trade names that are or may be used on or in association with the Dispensers manufactured and sold by Boehm to Avalanche pursuant to this Agreement.  Boehm agrees that it will not use or caused to be used any of these trademarks or trade names except in the manufacture and sale of Dispensers to Avalanche or its designee pursuant to this Agreement.

11.8   This Agreement, together with the Mutual Confidentiality Agreement embodies the entire agreement of the parties with respect to the subject matter hereof.  There are no promises, terms, conditions or obligations other than those contained herein.  No modification of this Agreement or any of its terms or conditions shall be effective unless in writing and signed by the duly authorized representatives of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement.

AVALANCHE PRODUCTS, INC.

BOEHM PRESSED STEEL COMPANY, INC.

By: /s/ James Wheeler

By: /s/ Robert Boehm

James Wheeler, President

Robert Boehm, President

Date:_______________________

Date:______________________

EXHIBIT A

EQUIPMENT  SPECIFICATIONS

PRODUCT DESCRIPTION

Commercial food dispensing unit, capable of dispensing 6 ounces of frozen product from a disposable cartridge by pulling a handle with a mechanical advantage. The dispenser construction will be metal with dimensions of <10” x <17” x <26”. The dispenser will conform to UL, and NSF standards.

DESIGN AND PRODUCT VALIDATION:

Boehm will provide the following with regards to design and product validation.

1.

3D Modeling layout of all components and final assembly

2.

Geometric Design and Tolerance off all components to verify proper fits

3.

Design Failure Modes and Effects Analysis on the dispenser

4.

Design for manufacturing review.

5.

Product performance testing of first-off prototypes.

MODELS AND PRE-PILOT RUN

Boehm will provide the following:

1.

Five operating models off of production tooling for Avalanche approval.

2.

A one hundred piece Pre-Pilot Run will follow the initial five prototypes for field evaluation.

3.

The above items will not have regulatory agency approval until field tests and lab testing are completed.

Note: Final design drawings will be added to Exhibit A when completed.

EXHIBIT B

Boehm Pressed Steel Company Warranty

 Boehm Pressed Steel company. (“Boehm”) warrants that, for a period of one (1) year from the date of purchase (the “Warranty Period”), the equipment manufactured by it will be free from defects in workmanship and materials provided the equipment is used in the manner and in the environment for which they were manufactured.

DISCLAIMERS AND LIMITATIONS. OTHER THAN AS SET FORTH ABOVE, BOEHM SPECIFICALLY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE OR USE. This warranty does not extend to repairs or alterations undertaken without the prior written consent of Boehm or for goods that are misused, abused or neglected or if the goods are not properly stored, maintained, installed or operated. BOEHM SHALL NOT BE LIABLE FOR INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES RESULTING FROM THE USE OF THE GOODS OR ARISING OUT OF ANY BREACH OF THIS WARRANTY; INCLUDING BUT NOT LIMITED TO DAMAGE TO PROPERTY OR LOSS OF PROFITS OR REVENUE.

CLAIMS ADMINISTRATION. All warranty claims must be made by calling our customer service department at (800) 936-3227 during the Warranty Period.  The model, serial number, date of purchase and a brief description of the problem must be provided.  If required,  Boehm will deliver a replacement dispenser within three working days when a major credit card is used for a deposit.  Freight collect shipping labels will be included to return the defective dispenser, which must be returned clean within thirty days after receipt of the replacement dispenser to avoid charges.  Should the defect be a result of customer negligence, the credit card will be charged for necessary parts, labor, shipping, and cleaning if required.

EXHIBIT C

Cost of materials, labor and shipping to be determined after first production run.